KOHL'S CORPORATION REPORTS AUGUST COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - September 3, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended August 29, 2009 increased 4.8 percent from the four-week month ended August 30, 2008. On a comparable store basis, sales increased 0.2 percent.

For the year-to-date period, total sales increased 1.8 percent and comparable store sales decreased 2.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our August results were driven by improvement across most businesses with Accessories being the strongest and Women's being the most improved. On a regional basis, the Southeast and South-Central benefited from a later tax-free event this year and were the most improved regions, while the Southwest continued to lead in overall performance with a double-digit comparable store sales increase. We believe this momentum will continue as we open 37 new stores later this month, mostly in former Mervyn's locations, which will put us in a stronger position to be the retailer of choice in the Southwest region, particularly in California."

	Fiscal Period Ended		% Change This Year
	August 29,	August 30,	All	Comp
($ in millions)	2009	2008	Stores	Stores
Month	$ 1,315	$ 1,255	4.8%	0.2%
Year-to-Date	8,760	8,605	1.8	-2.7

As of August 29, 2009, the Company operated 1,022 stores in 49 states, compared to 957 stores in 47 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, September 3, 2009, until 8:30 PM EDT on Friday, September 4, 2009. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,022 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464